Exhibit 4.2

                    AGREEMENT OF ENGAGEMENT

     This Agreement of Engagement (the "Agreement") is made and entered into this /1/ day of April, 1997, between Mannatech Incorporated, a Texas corporation ("Company"), and Christopher A. Marlett ("CAM").

     In consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged the parties agree as follows:

     1. PURPOSE. Company hereby engages CAM as a non-exclusive except as herein otherwise provided in Paragraph 3(d), independent advisor and consultant (and not as an agent) during the term specified hereinafter to render consulting advice to Company upon the terms and conditions as set forth herein.

     2.   TERM.  This Agreement shall be effective for a period of twelve
(12) months (the "Term"), unless otherwise earlier terminated in accordance with Paragraph 17, commencing on the date of this Agreement.

     3.   DUTIES OF CAM.

          (a) During the term of this Agreement, CAM will provide Company with such consulting advice with respect to financial planning, capital structure issues, the development of a business plan and the evaluation of financing alternatives as is reasonably requested by Company. In performance of these duties, CAM shall provide Company with the benefits of its reasonable judgment and efforts. CAM's duties shall include, but will not necessarily be limited to, the following:

                              (i)  Advice regarding the existing and
                    possible alternative share and financial structures for the Company;

                              (ii) Advice regarding the formulation of
                    business and financing goals and plans;

                             (iii) Advice concerning strategic issues,
                    including Dynamic Eight Partners, other alliance partnerships and joint ventures;

                              (iv) Advice concerning short and long range
                    financial planning;

                              (v)  Exposing the Company to business
                    opportunities and potential institutional and other investors;

                              (vi) Advice regarding the implementation of
                    the Company's goals and plans;


                            (vii) To use his reasonable diligence and care to comply with all reasonable requests of the Company and to perform, in a reasonable and cooperative manner, the duties of CAM hereunder.

          (b) In connection with rendering its advice hereunder, CAM and its employees and agents shall be given reasonable access to Company's officers, premises, and records.

          (c) Company acknowledges that CAM's advice pursuant hereto does not and will not constitute any guarantee or other assurance as to the ability of the Company to obtain financing or to accomplish any other goals or plans of Company. This Agreement contains the entire compensation payable by Company to CAM for any and all services.

          (d) Company acknowledges that CAM retains the right to provide consulting advice to other parties. Nothing herein contained shall be construed to limit or restrict CAM in conducting such business with respect to others, or in rendering advice to others or conducting any other business, except as otherwise herein provided. CAM, however, will not provide consulting advice in favor of any other parties engaged in (or who may use the advice or pass on their advice in favor of any other persons engaged in) the same business without Company's prior written consent.

          (e) The foregoing notwithstanding, CAM shall not, during the period of its engagement to the Company, or any renewals or extensions thereof, represent for a similar undertaking as is the subject of this Agreement, any company or person which sells or offers for sale or distribution any nutritional or dietary supplement product or which offers any product or service for sale through direct or multi-level sales, without the prior written consent of the Company, which shall not be unreasonably withheld.

          (f) During the period of this Agreement, CAM shall not disclose any information or make any representations or warranties to or in favor of any person whatsoever in relation to the Company or its business or activities or relating to shares in the Company without the prior written consent of the Company, at its absolute and unfettered discretion following full disclosure having been made of the identity of the persons to whom the disclosures, representations or warranties will be made and the content, manner, and context thereof.

     4. COMPENSATION. The Company shall pay CAM the sum of $20,000 upon execution of this Agreement and thereafter shall pay $20,000 on the first business day of each month for the Term of this Agreement.

     5. EXPENSES. Company shall advance or, upon billing, promptly reimburse CAM for reasonable and actual out-of-pocket expenses for travel, lodging, meals and incidentals reasonably related to travel, long-distance telephone charges, express mail services, and such other items as the parties may from time-to-time agree, incurred by CAM in connection with the services rendered by CAM pursuant to this Agreement.

     6.   PROPRIETARY INFORMATION.

          (a) CAM acknowledges and agrees that it is in a fiduciary relationship with Company and agrees that it will not sell or use in any manner not authorized in writing by Company, or disclose any information provided to CAM by the Company or its employees, agents, or representatives, including without limitation any of the Company's trade secrets, technical information, agreements, or other proprietary information or information concerning the Company's current and any future proposed operations, services, or products, regardless of whether such information was obtained prior to, during or after the engagement of CAM by the Company pursuant to this Agreement, unless CAM is authorized to do so in writing by the Company and/or Company releases such information to the public via public announcements or announcements on recognized stock exchanges.

          (b) For the purpose of this Paragraph 6, disclosures made to CAM which are specific (e.g. as to chemistry, biology, pharmacology or the principles of any scientific or engineering matter and the like which relate to the trade secrets, technical information or other proprietary information of the Company) shall not be deemed to be within the public domain merely because individual aspects of the same are within the public domain or were in the prior possession or receipt of Confidant prior to the establishment of a relationship of confidence, and accordingly, CAM is not free to disclose the same to third parties absent written permission of the Company.

          (c) CAM may disclose confidential information required to be disclosed by a lawful and valid subpoena from any court of competent jurisdiction or state or federal law enforcement or regulatory agency, provided that should CAM be subpoenaed by any such court or governmental entity, it will advise the Company of the subpoena, and if asked, reasonably cooperate with the Company in the filing and pursuing of any objections, motions to quash, and/or requests for protective order, it being expressly understood that:

               (1) The Company shall be solely responsible for payment of any and all costs, fees or expenses should such event occur; and

               (2) The Company shall have the right to the counsel of its choice for such purposes; and

               (3) CAM will follow any subsequent court or administrative order entered in the matter as to compliance with such subpoena.

          (d) If applicable, CAM may disclose the confidential information to its employees and consultants, if any, who shall be admonished respecting the confidential nature of the confidential data and required to sign a writing similar in wording and scope to this Agreement.

          (e) All confidential information and results, notes, documents and other written material concerning or related thereto, at the request of the Company, shall immediately be returned to Company as its property together with all copies and extracts of the same and writings concerning the same.

          (f) Both parties agree and stipulate that any breach of covenants of confidentiality or other covenants of this Agreement will give rise to immediate and irreparable damage to the Company, and that the Company, in addition to its other remedies, may seek and receive injunctive (including temporary restraint) relief regarding any such violation of a covenant of this Agreement. All of the covenants of this Agreement, generally, shall survive the period of engagement of CAM.

          (g) All work product of the Confidant, done in the course of the engagement by the Company, is the sole property of Mannatech, and the Confidant shall, at all times, cooperate with Mannatech to assure proper documentation of such rights in the Company.

     7. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND OF CAM. Each party hereto represents and warrants to the other party hereto as follows:

          (a) The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby (i) are within the corporate power and authority of such party, (ii) do not require the approval or consent of any stockholders of such party, and (iii) have been duly authorized by all necessary corporate action on the part of such party.

          (b) The consummation of the transactions contemplated by this Agreement will not result in (i) the breach of, or constitute a default under, any agreement, indenture, mortgage, note agreement or other financing agreement to which either CAM or the Company is a party or to which it or its properties or rights are subject and (ii) will not be in violation of the rights of any other party, nor result in the creation of any lien, charge or encumbrance upon the assets or properties of the Company as it relates to the business of Company or the pending business of the Company (iii) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body against, or binding upon, either party (or its affiliates) or upon the property, assets or business of either party (or its affiliates) or (iv) constitute a violation by either party of any law or regulation of any jurisdiction, particularly as such law or regulation relates to the Company or to the property, assets or business of Company.

          (c) This Agreement is valid and enforceable against both parties in accordance with its terms by the other, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by either CAM or the Company does not violate any law or rule or regulation or give rise to a cause of action in favor of any person which will result in any liability to either of the parties.

          (d) To the best of each party's respective knowledge and belief, each such party represents that it has filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment, payroll and withholding taxes, real and personal property taxes, and all other tax returns which such party is required to file, and has paid or provided for all taxes shown on such returns, or is properly in extension, as permitted by applicable law, respecting such returns. Further, each party represents that it has paid all tax due on returns that such party is required to file and all deficiencies or other assessments of tax, interest or penalties which have been served on or delivered to it, or is otherwise diligently contesting the same.

     (e) The business and operations of both parties (and affiliates and subsidiaries, if any) have not been, and are not, conducted in violation of any applicable judgment, order, injunction, award, tariff or decree. Neither party, as to its operations and conduct, has received notice of, nor does either party have any knowledge of or any reasonable grounds to know after due inquiry that the business and its operations have not been and are not, conducted in violation of any Federal, state or local law, ordinance, regulations, or any other requirement of any governmental body, court or arbitrator applicable to it or pursuant to which it conducts its business and operations (except inquiries of various regulators, from time-to-time, made in the ordinary course of business to the Company).

     (f) CAM and all professionals and consultants used by him have all required licenses, permits, orders, authorizations or approvals of any Federal, state, local or foreign governmental or regulatory body to carry on its business as the same is currently being conducted in the places and in the manner now and heretofore conducted, and all such licenses, authorizations and permits are in full force and effect. Provided, however, in the event that a license, permit order, authorization or approval of any Federal, state, local or foreign government or regulatory body shall inadvertently lapse or not be timely procured as to any professionals or consultants used by CAM respecting the undertakings of this Agreement, such shall not constitute a breach of this Agreement by CAM provided that such license does not affect the ability of any such consultant or professional to validly and/or legally render his or her service to CAM and provided that such license, permit order, authorization or approval of any Federal, state, local or foreign government or regulatory body is not in some manner material to the undertakings of this Agreement by CAM and the legality and validity of the transactions incident and related thereto. The foregoing notwithstanding CAM and all professionals and consultants used by CAM are currently in good standing as to any applicable professional licenses with no pending disciplinary proceedings against any of them, and none has either received notice of nor has any knowledge of or any reasonable grounds to know after due inquiry that the business and operations of CAM and its related consultants and professionals are not and have not been conducted in material violation of any such licenses, authorizations and permits, and no proceeding is pending or threatened to revoke or limit any such license, authorizations or permits.

     (g) Except as disclosed in writing to the Company, CAM is not a party to any agreement which is similar in scope or content with any third party, or which provides benefits from a third party with whom a conflict of interest might exist, it being the intent of the Parties that this Agreement be exclusive as to the Company with respect to representation in the areas stated in Paragraph 3(d) hereof.

     (h) To the current, actual knowledge of CAM except as disclosed in writing to the Company, there are no actions, suits, claims or legal, administrative, regulatory or arbitration proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by policies of insurance) pending against, involving or affecting CAM any of his property or assets, which, individually or in the aggregate, might have a material adverse affect on the assets, property, operations, business or financial condition of the Company, and there are no outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting him. None of the actions, suits, claims, proceedings or investigations, if any, disclosed to the Company, individually or together with any other, will have a material adverse effect on the operations, business or financial condition of CAM nor his ability to perform the undertakings of
this Agreement.   No suit, action or other proceeding or investigation is
threatened or pending before any court or governmental agency to restrain or prohibit, or to obtain damages, a discovery order or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby or of any similar nature. This representation and warranty shall specifically survive the execution, performance and termination of this Agreement, and CAM shall notify the Company in the event that any such governmental or legal action is threatened or undertaken.

     8. ARBITRATION. Any and all controversies or claims arising out of or relating to this Agreement shall be settled by binding arbitration in Dallas County, Texas, in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The parties shall be entitled to discovery in accordance with the provisions of the Texas Rules of Civil Procedure. Nothing herein shall prohibit either party from seeking injunctive relief in a court of law while the arbitration is pending.

     9. ASSIGNMENT. This Agreement and the rights hereunder may not be assigned by either party (except by operation of law) without prior written consent of the other party, but, subject to the foregoing limitation, this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, and legal representatives of the parties.

     10. NOTICE. Any notice or other communications between the parties hereto shall be sufficiently given if sent by certified registered mail, postage prepaid, or by telecopy, if to Company addressed to it at 600 South Royal Lane, Suite 200, Coppell, Texas 75019, or if to CAM, addressed to it at 100 Wilshire Boulevard, Suite 1620, Santa Monica, California 90401, or to such other address as hereafter by designated in writing by one party to the other. Such notice or other communications shall, if sent by telecopy, be deemed to be given upon receipt of the confirmation of its proper transmission and if outside the hours of 9:00 a.m. to 5:00 p.m. on any business day in the jurisdiction of the addressee, shall be deemed to be given at 9:00 a.m. on the next business day. Notices sent by certified or registered mail or prepaid postage shall be deemed to be received three business days after the date of forwarding the same. For the purposes of this Agreement, "business day" shall refer to a day in which trading banks are open for business.

     11. CAPTIONS. The headings of the sections of this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place any constriction upon any of the provisions of this Agreement.

     12. ATTORNEYS' FEES. In the event any party hereto shall institute an action, including arbitration pursuant to Section 8 of this Agreement, to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief granted, to reasonable attorneys' fees and costs.

     13. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no representations, warranties, or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any provisions hereof (whether or not similar) nor shall waiver constitute a continuing waiver.

     14. COMPLIANCE WITH LAWS. CAM shall be solely responsible to ensure that all activities done by CAM or by the Company pursuant to the written instructions of CAM, and all information disseminated, transactions entered into and the manner of their dissemination and conduct by CAM or by the Company pursuant to the written instructions of CAM, comply with all applicable law by either party.

     15. OPTIONS. The Company and CAM shall enter into a mutually acceptable definitive agreement (the "Option Agreement") substantially containing the terms and conditions set forth in Exhibit "A" hereto, under which CAM may purchase shares of common stock of the Company for the consideration stated in Exhibit "A". Should the parties fail to enter into a definitive Option Agreement, the parties shall nevertheless be bound by the terms set forth in Exhibit "A" hereto.

     16.  INDEMNIFICATION BY THE COMPANY AND BY CAM.

          (a) CAM hereby agrees to indemnify and save Company and hold Company harmless in respect of all causes of actions, liabilities, costs, charges and expenses, loss and damage (including consequential loss) suffered or incurred by the Company (including legal fees) arising from any willful or grossly negligent act or omission of CAM or his employees, servants, and agents and arising from contravention by CAM of any of his employees, servants, and agents of any of the terms and conditions imposed on CAM pursuant to this Agreement.

          (b) Company hereby agrees to indemnify and save CAM and hold CAM harmless in respect of all causes of actions, liabilities, costs, charges and expenses, loss and damage (including consequential loss) suffered or incurred by CAM (including legal fees) arising from any intentional or grossly negligent act or omission of the Company or its employees, servants, and agents and arising from contravention by Company or any of its employees, servants, and agents of any of the terms and conditions imposed on the Company pursuant to this Agreement.

     (c) No party shall be liable to any other party hereunder for any claim covered by insurance, except to the extent that the liability of such party exceeds the amount of such insurance coverage. Nothing in this clause (c) shall be construed to reduce insurance coverage to which any party may otherwise be entitled.

     17. TERMINATION. This Agreement may be terminated by either party upon written notice delivered to the other 60 days in advance of the date noticed for termination. Company may require the immediate cessation of service by CAM in its notification to CAM, in which case CAM shall immediately cease the services to be rendered under this Agreement and return all materials and confidential information to the Company. The Company shall pay CAM $20,000 per month for a period of two months after making notification to CAM (for a total aggregate liability to the Company for early termination of this Agreement of $40,000, determined from the date of notification, forward) on account of its termination of this Agreement, as liquidated damages for the early termination of this Agreement, actual damages in such instances being difficult to assess.

     18. SEVERABILITY. Any portion of the indemnification and/or confidentiality provisions herein which may be prohibited or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, but shall not invalidate the remaining portions of such provisions or the other provisions hereof or affect any such provisions or portion thereof in any other jurisdiction.

     19. GOVERNING LAW. The parties hereto hereby agree that this Agreement shall be governed by the laws of the State of Texas.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement this day and year first above written.


CAM:                               /S/ CHRISTOPHER A.MARLETT
                                   -----------------------------
                                   Christopher A. Marlett

COMPANY:                           Mannatech, Incorporated
                                   -----------------------------
                                   A Texas Corporation



                                   /S/CHARLES E. FIORETTI
                                   -----------------------------
                                   Charles E. Fioretti
                                   Chairman of the Board


                          EXHIBIT "A"

         TO AGREEMENT OF ENGAGEMENT DATED APRIL 1, 1997

   BETWEEN MANNATECH, INCORPORATED AND CHRISTOPHER A. MARLETT

                           TERM SHEET


Re:  Mannatech Warrants

1.   AMOUNT:   2% of Pre-IPO Company, fully diluted

2.   PRICE:    $320,000 for 2% (or lesser price if granted to
               others)

3.   TERM:     7 years or 3 years after shares are
               registered, whichever is less

4.   VESTING:
               (i)       3/4 of 1% upon signing
               (ii)      balance of 1 1/4% ratably over 11 months
               (iii)     2 months of vesting upon early termination

5.   PUT RIGHT
     ("Break up Fee")

               (i)       Put all option at 300K if Co.
                         does not go public (or a portion, at discretion of optionee)

               (ii)      On early termination they have
                         % of 300K in ratio to vesting

               (iii)     Term of Put Right - April
                         `99 or Co. being public, whichever is earlier

6.   FULL ANTI-DILUTION PROVISIONS

7.   REGIS   RIGHTS:        One  mandatory,   unlimited
                            piggyback, at expense of Co.

(Right of Indemnification/hold harmless in event of suit)